Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED.
INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED IS OMITTED AND MARKED WITH “****” OR OTHERWISE
CLEARLY INDICATED. AN UNREDACTED VERSION OF THIS DOCUMENT HAS
ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE LICENSE AGREEMENT

MGH Agreement Number: A202234
MGH Case Numbers: 968, 1261, 2390 and 2155

THIS LICENSE AGREEMENT (this “Agreement”) is made and is effective as of April 27, 2009 (“EFFECTIVE DATE”) between THE GENERAL HOSPITAL CORPORATION, a not-for-profit corporation doing business as Massachusetts General Hospital and having a place of business at 55 Fruit Street, Boston, Massachusetts 02114 (“GENERAL”), and FLUOROPHARMA, INC., a Delaware corporation having an address 222 Berkeley Street, Suite 1040, Boston, MA 02116 (“COMPANY) collectively the “PARTIES”. This Agreement terminates and supersedes License Agreements reference numbers A16064, A16066 and A16067 executed by and between the Parties on May 12, 2004.

WHEREAS, under research programs funded by the GENERAL and conducted by Drs. John Babich, David Elmaleh, Alan Fischman,  Elizer Rapaport, Timothy Shoup, and Paul Zamecnik, GENERAL has developed inventions that are described in the various patents and patent applications listed in Schedule A;

WHEREAS, all right, title and interest of such inventors in said patents and applications have been assigned to GENERAL;

WHEREAS, to the best of GENERAL’S information, knowledge and belief, it is the owner of all right, title and interest in said patents and patent applications and has the right and ability to grant the license hereinafter described;

WHEREAS, as a center for research and education, GENERAL is interested in licensing PATENT RIGHTS, as such term is defined below, and thus benefiting the public and the GENERAL by facilitating the dissemination of the results of its research in the form of useful products, but is without capacity to commercially develop, manufacture, and distribute any such product; and

WHEREAS, COMPANY desires to commercially develop, manufacture, use and distribute such products throughout the world;

NOW THEREFORE, in consideration of the premises and of the faithful performance of the covenants herein contained, the parties hereto agree as follows:

1.   DEFINITIONS

1.1           The term “ACCOUNTING PERIOD” shall mean each six-month period ending June 30 or December 31.

1.2           The term “AFFILIATE” with respect to COMPANY shall mean any corporation or other legal entity other than COMPANY, in whatever country organized, that controls, is controlled by or is under common control with, directly or indirectly, COMPANY.  The term “control” means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. The term “AFFILIATE” with respect to GENERAL shall mean any corporation or other legal entity that controls, is controlled by, or is under common control, directly or indirectly, with GENERAL.

           1.3           The term “CLINICAL TRIAL DATA” shall mean clinical source data and clinical trial documentation generated through sponsored and/or otherwise supported clinical studies as required by the FDA and ICH guidelines, in whatever form, written or electronic, embodying, reflecting, containing, reporting and/or otherwise relating to any and all data observed, compiled, and/or collected in the course of any human clinical trial conducted by or on behalf of COMPANY pursuant to the PATENT RIGHTS granted hereunder.

        1.4           The term “DIAGNOSTIC PRODUCT” shall mean a PRODUCT that is used for diagnosis of disease in humans or animals.

1.5           The term “DISTRIBUTOR” shall mean any SUBLICENSEE whose sublicense under any of the PATENT RIGHTS does not include the right to make or have made any PRODUCT, but does include the right to use, sell, import or otherwise distribute any PRODUCT, including the right to use, re-sell, re-import, or otherwise re-distribute such PRODUCT either alone or as incorporated into or bundled with other products or components.

1.6           The term “FATTY ACID PATENT RIGHTS” shall mean (i) the U.S. patent applications and equivalent foreign patent applications listed in Schedule A under the heading “Fatty Acid Patents,” (ii) any amendment to any such application, (iii) any division, continuation or foreign patent application containing any claim made in any of the foregoing, (iv) any Letters Patent or the equivalent thereof issuing on any of the foregoing and (vi) any reissue, reexamination or extension of any thereof.  The term “FATTY ACID PATENT RIGHTS” shall also include any continuation-in-part of any of the aforementioned patent applications except for and to the extent of the new material claimed in such continuation-in-part.

1.7           The term “FIRST COMMERCIAL SALE” shall mean the first sale of any PRODUCT by COMPANY or any of its AFFILIATES or SUBLICENSEES.

1.7           The term “IMAGING PATENT RIGHTS’ shall mean (i) the U.S. patent applications and equivalent foreign patent applications listed in Schedule A under the heading “Imaging Patents,” (ii) any amendment to any such application, (iii) any division, continuation or foreign patent application containing any claim made in any of the foregoing, (iv) any Letters Patent or the equivalent thereof issuing on any of the foregoing and (vi) any reissue, reexamination or extension of any thereof.  The term “IMAGING PATENT RIGHTS” shall also include any continuation-in-part of any of the aforementioned patent applications except for and to the extent of the new material claimed in such continuation-in-part.

1.9           The term “INFLAMMATION PATENT RIGHTS” shall mean (i) the U.S. patent applications and equivalent foreign patent applications listed in Schedule A under the heading “Inflammation Patents,” (ii) any amendment to any such application, (iii) any division, continuation or foreign patent application containing any claim made in any of the foregoing, (iv) any Letters Patent or the equivalent thereof issuing on any of the foregoing and (vi) any reissue, reexamination or extension of any thereof.  The term “INFLAMMATION PATENT RIGHTS” shall also include any continuation-in-part of any of the aforementioned patent applications except for and to the extent of the new material claimed in such continuation-in-part.

1.10           The term LICENSE FIELD” shall mean (i) all fields of use for any PRODUCT under INFLAMMATION PATENT RIGHTS, and (ii) all fields of use for any PRODUCT under NUCLEIC ACID PATENT RIGHTS, and (iii) all fields of use for any PRODUCT under IMAGING PATENT RIGHTS, and (iv) all fields of use for any PRODUCT under FATTY ACID PATENT RIGHTS~~.~~

1.11           The term “NET SALES PRICE” shall mean the GROSS SALES PRICE as defined in (b) below received by COMPANY or any of its AFFILIATES or SUBLICENSEES (“SELLERS”) for the sale or distribution of any PRODUCT to (i) a final customer who will be the end user of the PRODUCT and is not an AFFILIATE or a SUBLICENSEE or (ii) a DISTRIBUTOR (singularly or collectively referred to hereinafter as "CUSTOMER"), less (to the extent appropriately documented) the ALLOWABLE DEDUCTIONS as defined in (a) below actually paid out by COMPANY, its AFFILIATES or its SUBLICENSEES or credited against the amounts received by them from the sale or distribution of PRODUCT.

(a)           The following are the ALLOWABLE DEDUCTIONS:

(i)           credits and allowances for price adjustment, promotion, rejection, or return of PRODUCTS previously sold;

(ii)           rebates and cash discounts to purchasers allowed and taken;

(iii)           amounts for transportation, insurance, handling or shipping charges to purchasers and brokerage, customs or import duties or charges;

(iv)           taxes, duties and other governmental charges levied on or measured by the value added or sale of PRODUCTS, whether absorbed by COMPANY or paid by the purchaser, but not franchise or income taxes of any kind whatsoever; and

(v)           for any sale in which the United States government, on the basis of its royalty-free license pursuant to 35 USC Sec. 202(c) to any PATENT RIGHT, requires that the GROSS SALES PRICE of any PRODUCT subject to such PATENT RIGHT be reduced by the amount of such royalty owed GENERAL pursuant to Paragraph 5.1, the amount of such sales price.

(b)           For any bona fide sale to a bona fide CUSTOMER by COMPANY or any of its AFFILIATES or SUBLICENSEES, the GROSS SALES PRICE shall be the gross billing price of the PRODUCT except as may be adjusted pursuant to Paragraph 1.11(c), (d) or (e).

(c)           If COMPANY or any of its AFFILIATES or SUBLICENSEES sells any PRODUCT in a bona fide sale as a component of a combination of active functional elements, the GROSS SALES PRICE of the PRODUCT shall be determined by multiplying the gross billing price of the combination by the fraction A over A + B, in which “A” is the gross billing price of the PRODUCT portion of the combination when sold separately during the ACCOUNTING PERIOD in the country in which the sale was made, and “B” is the gross billing price of the other active elements of the combination sold separately during said ACCOUNTING PERIOD in said country.  If no separate sale of either such PRODUCT or active elements of the combination is made during said ACCOUNTING PERIOD in said country, the GROSS SALES PRICE of the PRODUCT shall be determined by multiplying the gross billing price of such combination by the fraction C over C + D, in which “C” is the standard fully-absorbed cost of the PRODUCT portion of such combination, and “D” is the sum of the standard fully-absorbed costs of the other active elements component(s), such costs being arrived at using the standard accounting procedures of COMPANY which will be in accord with generally accepted accounting practices.

(d)           If a SELLER commercially uses or disposes of any PRODUCT other than as a component of a combination of active functional elements and other than to an AFFILIATE or a SUBLICENSEE or in a bona fide sale to a bona fide CUSTOMER, the GROSS SALES PRICE hereunder shall be the price which would be then payable in an arm’s length transaction with such a CUSTOMER.  If a SELLER commercially uses or disposes of any PRODUCT as a component of a combination of active functional elements other than to an AFFILIATE or a SUBLICENSEE or in a bona fide sale to a bona fide CUSTOMER, the GROSS SALES PRICE of the PRODUCT shall be determined in accordance with Paragraph 1.11 (c), using as the GROSS SALES PRICE of the combination that price which would be then payable in an arm’s length transaction.

(e)           Transfer of a PRODUCT within COMPANY or between COMPANY and an AFFILIATE or between COMPANY or an AFFILIATE and any SUBLICENSEE for sale by the transferee shall not be considered a sale, commercial use or disposition for the purpose of the foregoing paragraphs; in the case of such transfer, the GROSS SALES PRICE shall be based on the gross billing price of the PRODUCT by the transferee.

           1.12           The term “NUCLEIC ACID PATENT RIGHTS” shall mean (i) the U.S. patent applications and equivalent foreign patent applications listed in Schedule A under the heading “Nucleic Acid Patents,” (ii) any amendment to any such application, (iii) any division, continuation or foreign patent application containing any claim made in any of the foregoing, (iv) any Letters Patent or the equivalent thereof issuing on any of the foregoing and (vi) any reissue, reexamination or extension of any thereof.  The term “NUCLEIC ACID PATENT RIGHTS” shall also include any continuation-in-part of any of the aforementioned patent applications except for and to the extent of the new material claimed in such continuation-in-part.

1.13           The term “PATENT RIGHTS” shall mean any of the INFLAMMATION PATENT RIGHTS, the NUCLEIC ACID PATENT RIGHTS, the FATTY ACID PATENT RIGHTS and THE IMAGING PATENT RIGHTS.

1.14           The term “PRODUCT” shall mean any article, device, composition, method or service the manufacture, use, or sale of which, in a particular jurisdiction absent the licenses granted herein, would infringe a VALID CLAIM of any INFLAMMATION PATENT RIGHT (an “INFLAMMATION PRODUCT”) or would infringe a VALID CLAIM of any NUCLEIC ACID PATENT RIGHT (a “NUCLEIC ACID PRODUCT”); or would infringe a VALID CLAIM of any FATTY ACID PATENT RIGHTS (a “FATTY ACID PRODUCT”) or would infringe a VALID CLAIM of any IMAGING PATENT RIGHTS (an “IMAGING PATENT PRODUCT”) or any article, device, composition, method or service the manufacture, use or sale of which necessarily employs TECHNOLOGICAL INFORMATION.

1.15           The term “PRODUCT CLASS” shall mean a group of PRODUCTS, all of which shall constitute a PRODUCT that is one of the following PRODUCTS: a FATTY ACID PRODUCT, an IMAGING PRODUCT, a NUCLEIC ACID PRODUCT or an INFLAMMATION PRODUCT.  A PRODUCT that is an IMAGING PRODUCT shall constitute a PRODUCT that is in two PRODUCT CLASSES if such product is also a FATTY ACID PRODUCT, a NUCLEIC ACID PRODUCT or an INFLAMMATION PRODUCT.

1.16           The term "SUBLICENSEE" shall mean any person that is a non-AFFILIATE of COMPANY licensed by COMPANY or by an AFFILIATE of COMPANY to make, have made, use, offer for sale, sell or import any PRODUCT, and shall include a DISTRIBUTOR.

1.17           The term “TECHNOLOGICAL INFORMATION” shall mean any research data, designs, formulas, process information, clinical data and other information pertaining to any invention claimed in PATENT RIGHTS that is known to Dr. Elmaleh, Fischman, or Shoup on the EFFECTIVE DATE, and is owned or controlled by GENERAL.

1.18           The term “THERAPEUTIC PRODUCT” shall mean a PRODUCT that is used for the treatment or prevention (but not diagnosis) of disease in humans or animals.

1.19            The term “VALID CLAIM” shall mean any claim described in any PATENT RIGHT that is applicable in a particular jurisdiction and has not been (i) finally rejected (ii) declared invalid by a patent office or court of competent jurisdiction in any decision that is no longer subject to appeal as a matter of right, or (iii) described in any PATENT RIGHT that shall have been abandoned or shall have expired.

2.   LICENSE

2.1           Subject to the terms and conditions of this Agreement, GENERAL hereby grants COMPANY and each AFFILIATE thereof:

(i)           an exclusive, worldwide, royalty-bearing license in the LICENSE FIELD under GENERAL’s rights in PATENT RIGHTS to make, have made, use, offer to sell, sell and import PRODUCTS;

(ii)           a non-exclusive, worldwide, royalty-bearing license to make, have made, sell, offer for sale, import or use products that utilize TECHNOLOGICAL INFORMATION and to practice or use TECHNOLOGICAL INFORMATION for the purpose of the development, manufacture, marketing, use, importation, distribution, offer for sale and sale of PRODUCTS in the LICENSE FIELD;

(iii)           to the extent an exclusive license is not available to COMPANY or any AFFILIATE thereof in a country, a non-exclusive, royalty-bearing license in the LICENSE FIELD under PATENT RIGHTS in such country to make, have made, use, offer to sell, sell and import PRODUCTS; and

(iv)           the right to sublicense PATENT RIGHTS licensed to COMPANY and any AFFILIATE thereof, except that PATENT RIGHTS shall not be further sublicensable by the non-AFFILIATE SUBLICENSEE except in the case of a DISTRIBUTOR.

The above grants include the right to grant to the purchaser of PRODUCTS from COMPANY or any AFFILIATE thereof or from any SUBLICENSEE the right to use such purchased PRODUCTS in a method coming within the scope of PATENT RIGHTS.

2.2           The granting of any exclusive license hereunder is subject to the reservation by GENERAL and its AFFILIATES of the right to make and to use the subject matter described and claimed in any PATENT RIGHTS for research, clinical and educational purposes but for no other purpose. GENERAL expressly represents and warrants that either (i) it has entered into no funding contract with a “Federal agency” (as such term is defined in 35 U.S.C.§201) under which any invention or discovery claimed in the PATENT RIGHTS was conceived or reduced to practice, or (ii) it has disclosed each such invention or discovery to the Federal agency with which GENERAL had the funding contract under which such invention or discovery was conceived or reduced to practice, and has made all elections, in accordance with the provisions of Section 202 of the Title 35 of the United States Code and such funding contract, to retain title to such invention or discovery.  In making the foregoing representations and warranties, GENERAL has relied solely upon the representations and warranties of Drs. Babich, Elmaleh, Fischman, Rapaport, Shoup, and Zamecnik, including the information contained in the disclosures that are reflected in PATENT RIGHTS.

2.3           COMPANY at its own discretion and without approval by GENERAL, may transfer its interest or any part thereof under this Agreement to an AFFILIATE or any assignee or purchaser of the portion of its business associated with the manufacture and sale of any PRODUCT.  In the event of any such transfer, the transferee shall assume and be bound by the provisions of this Agreement as to such PRODUCT, and COMPANY shall be released therefrom.  COMPANY agrees to provide GENERAL (i) prior written notification of GENERAL of the proposed transfer, (ii) written agreement by said transferee with COMPANY to be bound by the provisions of this Agreement, (iii) attachment of a copy of this Agreement to such agreement and (iv) proposed amendments to Articles I and III of this Agreement reflecting any change to this Agreement that may be required by virtue of such transfer.  Otherwise this Agreement shall be transferred by COMPANY only with the consent of GENERAL, which consent shall not be unreasonably withheld or delayed. The granting of such consent shall be subject to: (i) prior written notification of GENERAL of the proposed transfer, (ii) written agreement by said transferee with COMPANY to be bound by the provisions of this Agreement, (iii) attachment of a copy of this Agreement to such agreement and (iv) proposed amendments to Articles I and III of this Agreement reflecting any change to this Agreement that may be required by virtue of such transfer.   Any such transfer of PATENT RIGHTS shall relieve COMPANY and any AFFILIATE thereof of any obligation to GENERAL with respect to PATENT RIGHTS so transferred.

2.4           The right of COMPANY or any AFFILIATE thereof to grant a sublicense to a non-AFFILIATE SUBLICENSEE of COMPANY shall be subject to the approval of GENERAL.  Such approval shall be subject to: (i) the notification of GENERAL by COMPANY or any AFFILIATE thereof of the identity of the proposed sublicensee at least thirty (30) days in advance of the execution and delivery of the proposed sublicense agreement, and (ii) the receipt by GENERAL of a copy of such proposed sublicense agreement.  GENERAL shall have ten (10) business days after the receipt of such notice within which to notify COMPANY or such AFFILIATE in writing that it does not approve of the identity of such proposed sublicensee or that the terms of the sublicense do not comply with the provisions of this Agreement, which right of disapproval it shall not exercise in an unreasonable manner.  If no such notification of disapproval is received by COMPANY or such AFFILIATE, as the case may be, within such ten (10) business days, GENERAL shall be deemed to have given its approval.  If GENERAL shall have so given notice of its disapproval, COMPANY or such AFFILIATE, as the case may be, shall not enter into such proposed sublicense without the subsequent consent of GENERAL.  Each such sublicense shall contain provisions that are at least reasonably equivalent in legal effect, for the benefit of COMPANY or such AFFILIATE, to Paragraphs 2.2, 2.4, 5.1, 5.2, 9.1, 9.2, 9.4 and 10.6 and Articles 6 (as to sublicensed PATENT RIGHTS only) and 8; and, if any due diligence obligations shall be imposed upon such SUBLICENSEE, such obligations shall be consistent with the obligations of COMPANY under Article 3.  GENERAL agrees not to use or disclose, and agrees to maintain as though the same were COMPANY’S confidential information, information regarding any proposed sublicense or SUBLICENSEE.

2.5           GENERAL shall have the right to license any PATENT RIGHT to any other party for the purpose of manufacturing, using or selling any PRODUCT outside of the LICENSE FIELD.

2.6           It is understood that nothing herein shall be construed to grant COMPANY a license express or implied under any patent owned solely or jointly by GENERAL other than the PATENT RIGHTS expressly licensed hereunder.

3.    DUE DILIGENCE OBLIGATIONS

3.1           COMPANY shall itself, or through its AFFILIATES or SUBLICENSEES, use reasonable commercial efforts to develop and make commercially available PRODUCTS for commercial sales and distribution throughout the world in the LICENSE FIELD.  In particular, COMPANY itself, or through its AFFILIATES or SUBLICENSEES, shall achieve the following objectives within the respective milestone periods designated below:

           (i)           Within 30 days after the EFFECTIVE DATE, COMPANY shall have raised Five Hundred Thousand Dollars ($500,000) in funding.

(ii)           Within 12 months after the EFFECTIVE DATE, COMPANY shall have raised Two Million Dollars ($2,000,000) in additional funding.

(iii)           Within 18 months after the EFFECTIVE DATE, COMPANY shall have entered into Phase II clinical trials with the FDA for development of two PRODUCTS within any PRODUCT CLASS and shall have filed at least two INDs for PRODUCTS that together include at least two different PRODUCT CLASSES.

           (iv)           Within 36 months after the EFFECTIVE DATE, COMPANY shall have entered into Phase III clinical trial with the FDA for development of one PRODUCT within any PRODUCT CLASS; shall have entered into at least two Phase II clinical trials for PRODUCTS that together include at least two different PRODUCT CLASSES; and shall have filed at least three IND applications for PRODUCTS that together include at least three different PRODUCT CLASSES.

(v)           Within 48 months after the EFFECTIVE DATE, COMPANY shall have commenced at least three Phase II clinical trials with the FDA for PRODUCTS that together include at least three different PRODUCT CLASSES; and shall have filed at least four IND applications for PRODUCTS that together include at least four different PRODUCT CLASSES.

(vi)           Within 54 months after the EFFECTIVE DATE, COMPANY shall have commenced at least two Phase III clinical trials with the FDA including PRODUCTS that together include at least two different PRODUCT CLASSES.

(vii)           Within 66 months after the EFFECTIVE DATE, COMPANY shall have filed its first NDA with the FDA (or equivalent filing to allow market entry) for approval to market and distribute a PRODUCT within any PRODUCT CLASS; and shall have commenced at least four Phase II clinical trials that together include at least four different PRODUCT CLASSES.

           (viii)           Within 72 months after the EFFECTIVE DATE, COMPANY shall have commenced at least three Phase III clinical trials with the FDA for PRODUCTS that shall together include PRODUCTS that are in at least three different PRODUCT CLASSES.

           (ix)           Within 84 months after the EFFECTIVE DATE, COMPANY shall have commenced at least four Phase III clinical trials with the FDA that shall together include PRODUCTS that are in at least four different PRODUCT CLASSES.

(x)           Within 90 months after the EFFECTIVE DATE, COMPANY shall have filed at least two NDAs with the FDA (or equivalent filing to allow market entry) for approval to market and distribute two PRODUCTS that shall together include PRODUCTS that are in at least two different PRODUCT CLASSES.

(xi)           Within 102 months after the EFFECTIVE DATE, COMPANY shall have filed at least three NDAs with the FDA (or equivalent filing to allow market entry) for approval to market and distribute three PRODUCTS that shall together include PRODUCTS that are in at least three different PRODUCT CLASSES.

           (xii)           Within 114 months after the EFFECTIVE DATE, COMPANY shall have filed at least its four NDAs with the FDA (or equivalent filing to allow market entry) for approval to market and distribute PRODUCTS that shall together include PRODUCTS that are in at least four different PRODUCT CLASSES.

It is the intent of the foregoing that COMPANY be obligated to advance in a timely fashion the commercialization (development and marketing) of at least one FATTY ACID PRODUCT, one INFLAMMATION PRODUCT, one NUCLEIC ACID PRODUCT and one IMAGING PRODUCT.  The foregoing provisions are intended to allow COMPANY the flexibility of making continuing decisions about which PRODUCT is to be brought first to market based upon the progress of its development and commercialization efforts among all possible PRODUCTS under this Agreement as long as COMPANY is continuing its commercialization efforts simultaneously under this Agreement.  The determination of the requisite number of IND and NDA filings and clinical trials described in this paragraph as of any particular date shall be made in the aggregate (e.g., a PRODUCT that is in Phase III clinical trials with respect to any particular milestone period shall be credited also as having been in Phase II clinical trials and as having been the subject of an IND filing for the purposes of satisfying the requirements for Phase II clinical trials and for IND filings for such milestone period).

3.2           GENERAL shall not unreasonably withhold its consent to any revision in such time periods whenever requested in writing by COMPANY and supported by evidence of technical difficulties or delays in clinical studies or regulatory processes that the parties could not have reasonably avoided.  Additionally, COMPANY shall be entitled to extend the foregoing milestones as set forth in Article 3.1 hereinabove (including revised milestones) from time to time, but in no event on more than four (4) occasions in total.  No such extension shall be for a period of any longer than six months, and the request for each such extension shall be accompanied by payment to GENERAL of **** Dollars ($****).

3.3           If COMPANY shall conclude at any time that a PRODUCT then being developed by COMPANY shall no longer be scientifically feasible or commercially attractive, COMPANY shall have the right to abandon (i) the development of the PRODUCT CLASS that includes such PRODUCT or (ii) the development of such PRODUCT.    If COMPANY shall elect to abandon the development of the PRODUCT CLASS that includes such PRODUCT, it shall promptly advise GENERAL of such election, shall amend this AGREEMENT to eliminate any PATENT RIGHTS with respect to such PRODUCT CLASS and shall amend Article 3 in each of this accordingly to reduce the numbers of PRODUCTS with respect to which INDs and NDAs must be filed and clinical trials must be held.  If COMPANY shall elect to commence commercialization of another PRODUCT within the same PRODUCT CLASS (a “REPEAT PRODUCT”), GENERAL and COMPANY shall amend this Agreement to adjust the numbers of PRODUCTS with respect to which INDs and NDAs must be filed, the clinical trials must be held and the corresponding milestone periods accordingly; but COMPANY shall not be allowed to delay diligent development of PRODUCTS in any of the other PRODUCT CLASSES.  If COMPANY shall desire to delay the development of PRODUCTS under other PRODUCT CLASSES to permit the development of such REPEAT PRODUCT, it shall so notify GENERAL, whereupon GENERAL shall have the right to demand in writing the termination of a grant of license for such PATENT RIGHTS as shall be applicable to one PRODUCT CLASS for which COMPANY has not yet begun clinical development of a product.  Such termination of a grant of license with regard to such PATENT RIGHTS shall be designated by COMPANY by written notice sent to GENERAL within thirty (30) days after COMPANY shall have received GENERAL’s written demand therefor.  If COMPANY shall fail to notify GENERAL of COMPANY’s designation of a grant of license under PATENT RIGHTS for termination, GENERAL, at its sole discretion, may determine the grant of license to be so terminated, and shall give written notice of such termination to COMPANY within thirty (30) days after the date by which COMPANY’s designation was required to be given.  If such notice shall have been received by COMPANY within such period or if COMPANY shall have designated a grant of license for termination as provided above, GENERAL and COMPANY shall enter into amendments to this Agreement to effectuate such termination, including the appropriate modification of the milestones described in Paragraph 3.1.  If no such notice of GENERAL’s determination shall have been received by COMPANY within such period, GENERAL shall continue to have the right to make such determination at any time thereafter by giving thirty (30) days’ advance written notice of such exercise to COMPANY; and COMPANY shall take all actions necessary to amend this Agreement to eliminate the grant of license so terminated by GENERAL unless (i) prior to the giving of such notice, COMPANY shall have submitted a revised development proposal, including time-limited due diligence obligations reasonably acceptable to GENERAL, or (ii) within such thirty (30) days COMPANY shall have submitted a revised development proposal, including time-limited due diligence obligations reasonably acceptable to GENERAL.

3.4           Upon execution of the Agreement, COMPANY shall provide copies of all CLINICAL TRIAL DATA in digital format or hard copies to GENERAL.  COMPANY shall notify GENERAL in writing within fifteen (15) days upon completion of each clinical trial.  COMPANY shall supplement such CLINICAL TRIAL DATA at the conclusion of each new clinical trial study or annually, whichever is the sooner, by depositing a copy of such CLINICAL TRIAL DATA within thirty (30) days upon completion of each clinical trial to GENERAL.

3.5           Failure to achieve the objective described in clause (i) or (ii) of Paragraph 3.1 or to deposit the CLINICAL TRIAL DATA to GENERAL as described in Paragraph 3.4 within the above stated time period, or within any extension or revision granted, consented to or otherwise allowed or agreed to by GENERAL, shall result in GENERAL having the right to cancel, upon thirty (30) days written notice, any exclusive license granted hereunder except for any such exclusive license for PATENT RIGHTS in a field of use for which an IND shall have been filed.  Furthermore, failure to achieve one or more of the other objectives described in Paragraph 3.1 within the above stated time periods, or within any extension or revision granted, consented to or otherwise allowed or agreed by GENERAL, shall result in GENERAL, having the right at each failed milestone occurrence:

(a)           to demand that COMPANY designate for termination any one license granted under PATENT RIGHTS (as such term is defined in this Agreement) ) to develop and commercialize the PRODUCT CLASS that consists of (i) FATTY ACID PRODUCTS, (ii) IMAGING PRODUCTS, (iii) INFLAMMATORY PRODUCTS, or (iv) NUCLEIC ACID PRODUCTS; or

(b)           to demand that COMPANY designate for conversion, to a non-exclusive grant under the applicable field of use, the license grant under PATENT RIGHTS (as such term is defined in this Agreement ) to develop and commercialize the PRODUCT CLASS that consists of (i) FATTY ACID PRODUCTS, (ii) IMAGING PRODUCTS, (iii) INFLAMMATORY PRODUCTS, or (iv) NUCLEIC ACID PRODUCTS.

Such termination of a grant of license or conversion of a grant of license to a non-exclusive license for a particular field of use, as the case may be, with regard to PATENT RIGHTS (as such term is defined in this Agreement) shall be designated by COMPANY by written notice sent to GENERAL within thirty (30) days after COMPANY shall have received GENERAL’s written demand therefor.  If COMPANY shall fail to notify GENERAL of COMPANY’s designation as provided in clause (a) or (b) above, as the case may be, of a grant of license under PATENT RIGHTS (as such term is defined in this AGREEMENT) for termination or conversion, GENERAL, at its sole discretion, may determine the grant of license to be so terminated or converted, and shall give written notice of such termination or conversion to COMPANY within thirty (30) days after the date by which COMPANY’s designation was required to be given.  If such notice shall have been received by COMPANY within such period or if COMPANY shall have designated a grant of license for termination or conversion as provided above, GENERAL and COMPANY shall enter into amendments to this Agreement to effectuate such termination or conversion, including, in the modification of the milestones described in Paragraph 3.1.

3.6           The remedies set forth in this Article are the sole remedies available to GENERAL if COMPANY shall fail to meet any one or more milestones hereunder.

4.   FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHT

4.1           COMPANY shall reimburse GENERAL for all reasonable costs incurred in the preparation, filing, prosecution, and maintenance of all PATENT RIGHTS (“Costs”) as follows:

(a)           For all Costs paid by GENERAL from and after the EFFECTIVE DATE, COMPANY shall reimburse GENERAL upon receipt of invoices from GENERAL; and

(b)           Company shall reimburse GENERAL for all costs associated with the preparation, filing, prosecution and maintenance of all Patent Rights incurred before the EFFECTIVE DATE.  As of the Effective Date, GENERAL has incurred approximately One Hundred Seventy-Three and Seven Thousand and Seven Hundred and Forty-Seven dollars and sixty-four cents ($173,747.64) in outstanding Costs~~,~~  that have not been reimbursed by Company.  Company shall pay to GENERAL of such Costs upon execution and delivery of this Agreement.  Company shall pay to GENERAL, or at GENERAL’s request directly to patent counsel, all other Costs within thirty (30) days of Company’s receipt of an invoice for such Costs either from GENERAL. Company agrees to indemnify, defend and hold GENERAL harmless from and against any and all liabilities, damages, costs and expenses arising from the failure of Company to timely pay such Costs.  GENERAL shall instruct patent counsel to provide copies to GENERAL for GENERAL’s administrative files of all invoices detailing Costs which are sent directly to Company.  If Company pays any Costs directly, Company shall advise patent counsel that GENERAL is and shall remain patent counsel’s client.

4.2           GENERAL shall provide to COMPANY each document or a draft thereof pertaining to the filing, prosecution, or maintenance of any PATENT RIGHT, including but not limited to each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such application, and copies of all communications related to the above received by the patent counsel responsible for the prosecution of such PATENT RIGHT.  If such documents or drafts thereof or such communications are received by GENERAL, GENERAL shall provide them to COMPANY promptly after receipt thereof by GENERAL.  GENERAL shall instruct such patent counsel to provide to GENERAL and COMPANY copies of all communications with any patent office or examiner regarding the PATENT RIGHTS promptly after receipt thereof by such counsel.  GENERAL shall also instruct such counsel to provide to GENERAL and COMPANY copies of drafts of any document that pertains to the filing, prosecution, or maintenance of any PATENT RIGHT and that is prepared by such counsel for filing in any patent office, such drafts to be provided sufficiently in advance of the filing thereof to allow a reasonable time under the circumstances for review and comment by COMPANY.

4.3           GENERAL shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in PATENT RIGHTS.  Notwithstanding that, COMPANY shall have the right to provide advice to GENERAL and patent counsel on all matters regarding the preparation, filing, prosecution and maintenance of all patent applications and patents included in PATENT RIGHTS, and GENERAL shall follow such advice unless it shall have notified COMPANY of its refusal to do so and of the reasons therefor within a reasonable period after the receipt of such advice.  If GENERAL and COMPANY are unable thereafter to reach agreement upon the action to be taken, GENERAL shall have the right to act in its reasonable discretion.  COMPANY shall also have the right to require that GENERAL engage replacement patent counsel to continue the preparation, filing, prosecution and maintenance of all patent applications and patents included in PATENT RIGHTS.  If COMPANY shall notify GENERAL of COMPANY’s desire to engage replacement patent counsel, COMPANY shall simultaneously nominate such replacement counsel and GENERAL shall retain such replacement counsel unless it shall reasonably object thereto.  If GENERAL shall reasonably object, it shall nominate two alternative counsels.  If GENERAL and COMPANY thereafter are unable to agree upon replacement counsel, GENERAL shall have the right to designate replacement counsel.  Until such time as GENERAL shall have instructed any patent counsel that such counsel may not incur Costs in excess of $1,000 with respect to any proposed filing, response or other activity without the prior approval of GENERAL.  COMPANY shall have the right to advise GENERAL with respect to such Costs as provided above.

4.4           Within thirty (30) days from and after the EFFECTIVE DATE and during the term of the license granted to COMPANY hereunder, GENERAL shall provide standing instructions to patent counsel to maintain all U.S. and foreign patents and patents applications in force through the timely payment of all maintenance fees and annuity payments in advance of any first due dates.

4.5           If COMPANY at any time shall no longer have PATENT RIGHTS in a field of use by virtue of the exercise of rights of GENERAL or COMPANY under Paragraph 9.4, COMPANY’s obligation to pay Costs with respect to such PATENT RIGHTS shall be reduced only if GENERAL shall be successful in obtaining one or more other licensees to commercialize such PATENT RIGHTS in such field of use and only on a per capita basis (e.g., if there shall be three fields of use, two of which have been abandoned and licensed to two other licensees by GENERAL, COMPANY shall be liable for one-third of such Costs).

4.6           If COMPANY at any time shall no longer have an exclusive license (i) to any PATENT RIGHTS or (ii) to any PATENT RIGHTS in a particular field of use by reason of GENERAL’s having terminated such PATENT RIGHTS or converted such PATENT RIGHTS to non-exclusive rights in such field of use, COMPANY’s obligation to pay Costs shall be reduced in an equitable manner by GENERAL and COMPANY to reflect such termination or conversion; and GENERAL shall be responsible for the payment of such Costs in the amount of such reduction.

5.   ROYALTIES AND OTHER PAYMENTS

5.1           Beginning with the FIRST COMMERCIAL SALE of any PRODUCT and subject to the other provisions of this Article 5, COMPANY shall pay GENERAL royalties for each PRODUCT sold by COMPANY or its AFFILIATES or SUBLICENSEES as follows:

(i)           **** percent (**** %) of the NET SALES PRICE of each THERAPEUTIC PRODUCT;

(ii)           **** percent (**** %) of the NET SALES PRICE of each DIAGNOSTIC PRODUCT; and

(iii)           during each of the ten (10) years next following the FIRST COMMERCIAL SALE anywhere in the world by COMPANY, its AFFILIATES or SUBLICENSEES, one percent (1%) of the NET SALES PRICE of each PRODUCT on which no royalty is payable under clause (i) or (ii) above.

5.2           (a)           If more than one royalty rate under Paragraph 5.1 is applicable to a PRODUCT, the highest of the applicable royalties shall apply.

(b)           Only one royalty under Paragraph 5.1 shall be due and payable to GENERAL by COMPANY for any PRODUCT regardless of the number of PATENT RIGHTS covering such PRODUCT.

(c)           Any royalties due GENERAL on NET SALES PRICE for the transfer or sale of PRODUCT between SELLER and a DISTRIBUTOR shall be calculated on the GROSS SALES PRICE of PRODUCT received by SELLER, less any deductions allowed under Paragraph 1.11(a), and shall not be calculated on the gross selling price of PRODUCT received by the DISTRIBUTOR.  Notwithstanding the foregoing, if the payments to be received by SELLER from a DISTRIBUTOR on account of sales of PRODUCT shall be based on the actual final net or gross selling price of PRODUCT sales received by the DISTRIBUTOR from a final customer or end-user of PRODUCT, such payments shall be subject to the royalty owing GENERAL under Paragraph 5.1.

5.3           In addition to the royalties provided for above, COMPANY shall pay GENERAL **** percent (**** %) of any and all non-royalty income, i.e., license fee payments, milestone payments and other sums received from any SUBLICENSEE other than as royalties in consideration for the sublicensing of any right or license granted to COMPANY hereunder.

Such amount shall be payable for each ACCOUNTING PERIOD and shall be due to GENERAL within sixty (60) days of the end of each ACCOUNTING PERIOD.  Notwithstanding the foregoing, COMPANY shall have no obligation to make any payment pursuant to this Paragraph 5.3 with respect to any (i) equity investment made by or loan from a SUBLICENSEE, (ii) reimbursement of expenses or other costs funded by COMPANY or payments to COMPANY for services rendered or (iii) any amount paid for the exercise of rights other than PATENT RIGHTS.

5.4           In addition to the payments provided for in Paragraphs 5.1, 5.3, 5.5 and 5.6, COMPANY shall pay GENERAL all outstanding milestone payments in the amount of One Hundred and Five Thousand Dollars ($105,000) upon execution and delivery of this Agreement, (which amount includes all back license fees payable under MGH Agreement No: 2007A23425).

            5.5                      In addition to the payments provided in Paragraphs 5.1, 5.3, 5.4, and 5.6, COMPANY shall pay GENERAL the following milestone payments, as follows:

(i)            ****  Dollars ($**** ) at the first anniversary of the EFFECTIVE DATE;

        (ii)           **** Dollars ($**** ) upon the first filing with the FDA of the IND, IDE or exemption application, or comparable application with respect to each PRODUCT;

(iii)           Two Hundred Thousand Dollars ($200,000) upon the satisfactory completion of each Phase III clinical trial (a satisfactory completion being such trial having met the pre-defined primary end points of the trial), no such payment being required with respect to any such trial not satisfactorily completed; and

(iv)           Five Hundred Thousand Dollars ($500,000) upon the approval by the FDA of any NDA, 510(k), PMA or PMA Supplement, or comparable application, with respect to a PRODUCT.

5.6.           In addition to the payments otherwise specified in this Article 5, COMPANY shall pay to GENERAL license maintenance fee of Thirty Thousand Dollars ($30,000) on or before each subsequent anniversary of EFFECTIVE DATE.

This annual license maintenance fee is non-refundable.  The license maintenance fee, however, shall be credited against any royalties due under Paragraph 5.1 and earned during the same calendar year with respect to which such annual license maintenance fee was paid.  COMPANY royalty reports to GENERAL shall reflect any such credit.  License maintenance fees paid in excess of royalties due in such calendar year shall not be creditable to amounts due for future years.  COMPANY may elect to have some or all of its payment obligations under this Paragraph 5.6 paid directly to GENERAL by one or more of COMPANY’s AFFILIATES or SUBLICENSEES, and no multiple annual license maintenance fees shall be required for the exploitation of the PATENT RIGHTS hereunder.

5.7           If COMPANY or any AFFILIATE shall receive from a DISTRIBUTOR any payment that constitutes a prepayment of running royalties, a prepayment for PRODUCTS in advance of actual product manufacture and sales, or an incentive fee for having rendered accelerated or other unusual performance in any respect to commercialization of PATENT RIGHTS, COMPANY shall pay to GENERAL (i) in the case of a prepayment of running royalties or a prepayment for PRODUCTS in advance of manufacture, the appropriate royalty based on the NET SALES PRICE used in calculating such prepayment; and (ii) in the case of an incentive fee with respect to any PRODUCT, a royalty calculated as though such fee were the NET SALES PRICE generated by a sale of such PRODUCT.  Payments to GENERAL pursuant to clause (i) of the preceding sentence shall be in lieu of payments required by Paragraph 5.1, but payments pursuant to clause (ii) of the preceding sentence shall be in addition to any payments required by Paragraph 5.1.

5.8           If COMPANY shall determine that it is necessary to license any technology of a third party in order to practice PATENT RIGHTS, the royalty payments due to GENERAL under Paragraph 5.1 or clause (i) of the first sentence of Paragraph 5.7 shall be reduced by **** percent (****%) of the royalties paid by COMPANY under such third party licenses; but such reduction shall in no event exceed **** percent (****%) of the amounts otherwise payable under Paragraph 5.1 or clause (i) of the first sentence of Paragraph 5.7, as the case may be, in any ACCOUNTING PERIOD.

5.9           If the royalty paid to GENERAL is a significant factor in the return realized by COMPANY so as to diminish COMPANY’s capability to respond to competitive pressures in the market, GENERAL agrees to consider a reasonable reduction in the royalty paid to GENERAL as to each such PRODUCT for the period during which such market condition exists.  Factors determining the size of the reduction will include profit margin on PRODUCT and on analogous products, prices of competitive products, total prior sales by COMPANY, and COMPANY’s expenditures in PRODUCT development.

5.10           The payments due under this Agreement shall, if overdue, bear interest until payment at a per annum rate equal to one percent (1%) above the prime rate quoted in the Wall Street Journal for the due date, not to exceed the maximum permitted by law.  The payment of such interest shall not preclude GENERAL from exercising any other rights it may have as a consequence of the lateness of any payment.

6.  REPORTS AND PAYMENTS

6.1           COMPANY shall provide written progress reports to GENERAL as to each new IND application, clinical trial phase entry, or NDA application within six (6) months after the occurrence thereof, and the date of FIRST COMMERCIAL SALE within thirty (30) days of occurrence of such sale in each country.  Otherwise, at intervals no longer than every six (6) months, COMPANY shall report in writing to GENERAL on progress made toward the objectives set forth in Article 3 with respect to this Agreement.

6.2           COMPANY shall keep, and shall cause each of its AFFILIATES and SUBLICENSEES, if any, to keep, full and accurate books of accounts containing all particulars that may be necessary for the purpose of calculating all royalties payable with respect to PRODUCTS.  Such books of account shall be kept at their principal place of business and, with all necessary supporting data, shall, during all reasonable times for the three (3) years next following the end of the calendar year to which each shall pertain, be open for inspection at reasonable times by GENERAL or its designee at GENERAL’s expense for the purpose of verifying royalty statements or compliance with this Agreement.

6.3           In each year the amount of royalty due shall be calculated semiannually as of the end of each ACCOUNTING PERIOD and shall be paid semiannually within the sixty (60) days next following such date, every such payment to be supported by the accounting prescribed in Paragraph 6.4 and to be made in United States currency.  Whenever conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the end of the applicable ACCOUNTING PERIOD.

6.4           With each semiannual payment, COMPANY shall deliver to GENERAL a full and accurate accounting to include at least the following information:

(i)	quantity of each PRODUCT sold or leased (by country) by COMPANY, and its AFFILIATES and SUBLICENSEES;

(ii)           total billings for each PRODUCT (by country);

(iii)	quantities of each PRODUCT used by COMPANY and its AFFILIATES or SUBLICENSEES;

(iv)	total fees or prepayments of royalties received by COMPANY or its AFFILIATES from DISTRIBUTORS;

(v)           names and addresses of all SUBLICENSEES; and

(vi)           total royalties payable to GENERAL.

7.   INFRINGEMENT

7.1           GENERAL will protect its PATENT RIGHTS from infringement and prosecute infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified; and no provision of this Agreement shall obligate GENERAL to take any such action.

7.2           If GENERAL shall be notified of a claim of infringement of any PATENT RIGHTS or shall be provided with evidence of a likelihood of infringement of any PATENT RIGHTS or shall otherwise be advised in writing, sent or coming to the attention of its President or General Counsel, of a possible infringement of any PATENT RIGHTS, GENERAL shall promptly give notice to COMPANY of such claim, likely infringement or possible infringement and provide to COMPANY copies of any notice of claim described above and other materials received by GENERAL in connection therewith.

7.3           With respect to the infringement or alleged infringement of any PATENT RIGHTS in any field of use the grant of license with respect to which is not exclusive to COMPANY, COMPANY shall have no right to prosecute any infringement or alleged infringement in such field of use.  If COMPANY shall participate in any such prosecution at the request of GENERAL, GENERAL shall apply any proceeds of such prosecution payable to GENERAL, including any settlement payments, first to the payment of the costs and expenses incurred by GENERAL and COMPANY and any other licensees of GENERAL, if any, in connection with such prosecution, and COMPANY shall have no rights to any portion of the remainder of such proceeds.

7.4           With respect to the infringement or alleged infringement of any PATENT RIGHTS in any field of use the grant of license with respect to which is exclusive to COMPANY:

(a)  GENERAL shall have the first right (but not the obligation) to prosecute any such infringement or alleged infringement, either as a plaintiff or a defendant asserting a counterclaim of infringement.  If GENERAL shall elect to so prosecute such infringement or alleged infringement, COMPANY shall have the right to join in such proceeding, as a co-plaintiff or otherwise.  Proceeds of such prosecution, including any settlement payments, shall be applied as follows:  (i)  any amounts awarded or paid for legal fees and expenses shall be shared pro rata by GENERAL and COMPANY based on the legal fees and expenses incurred by them; (ii) any legal fees and expenses not reimbursed pursuant to clause (i) shall be satisfied first from any exemplary damages awarded or paid, and second from any other amounts awarded or paid in settlement; (iii) any remaining award or amount designated as damages on account of lost sales, profits or other damages of COMPANY or its AFFILIATES shall be deemed to constitute NET SALES that were earned, on the date of receipt thereof, and shall be divided between COMPANY and GENERAL accordingly; (iv) any amount designated as reasonable royalties that constitute damages of COMPANY shall be divided between COMPANY and GENERAL based upon the royalties each would have been entitled to receive pursuant to this Agreement had such royalties been collected from a SUBLICENSEE; and (v) any remaining exemplary damages shall be apportioned ****% to GENERAL and ****% to COMPANY.  Any settlement of such prosecution shall be approved by both COMPANY and GENERAL, and neither approval shall be unreasonably withheld or delayed.  If GENERAL shall desire to abandon such prosecution, it shall so notify COMPANY.  COMPANY shall have the right to continue such prosecution pursuant to the following Paragraph 7.4(b), and GENERAL will take any necessary or appropriate (in the reasonable judgment of COMPANY) action to enable COMPANY to do so, including remaining as a party plaintiff or defendant.

(b)  If GENERAL shall (i) not commence an action to prosecute such infringement or alleged infringement within 90 days of its receipt of the notice, evidence or written advice referred to in Paragraph 7.2, (ii) not commence an action to prosecute such infringement or alleged infringement within thirty (30) days after COMPANY has made a demand to seek injunctive relief with respect to such infringement or alleged infringement, or (iii) determine not to continue with any such prosecution described above, COMPANY shall have the right (but not the obligation) to prosecute such infringement or alleged infringement.  Proceeds of such prosecution by COMPANY, including any settlement payments, shall be applied as provided in Paragraph 7.4(a), except that any award of exemplary damages shall be applied ****% to GENERAL and ****% to COMPANY.  Any settlement of such prosecution shall be approved by both COMPANY and GENERAL, and neither approval shall be unreasonably withheld or delayed.

7.5           For the purpose of any proceedings referred to in this Article 7 (including, without limitation, any proceedings being commenced by COMPANY), GENERAL and COMPANY shall permit the use of their names and shall execute such documents and carry out such other acts and otherwise fully cooperate as may be necessary to enable such proceedings to be maintained by the party choosing to do so, including, in the case of GENERAL, joining as co-plaintiff or co-defendant in such proceedings at the request of COMPANY.  GENERAL and COMPANY shall also cooperate in all respects to enable parties participating in such proceedings to investigate, conduct discovery and develop and present evidence and testimony in such proceedings.  The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at its own expense, said expenses to be set off against any damages as provided herein. The party that institutes any suit to protect or enforce a PATENT RIGHT shall bear the reasonable expenses (excluding legal fees) incurred by said other party in providing such assistance and cooperation as is requested pursuant to this Article 7.

7.6           Notwithstanding any other provision hereof, if GENERAL or COMPANY is a plaintiff or defendant in any proceeding in which the validity of one or more PATENT RIGHTS shall be or become at issue, COMPANY and GENERAL shall each have the right to join in such proceeding to defend the validity of such PATENT RIGHTS; and GENERAL shall join in any such proceeding at the request of COMPANY as necessary for COMPANY to have the standing to bring or maintain an claim in such proceeding.  Both GENERAL and COMPANY shall have the right to be reimbursed for any costs and expenses, reasonably incurred by it in connection with such proceeding from any proceeds, including any settlement payments, recovered in such proceeding, all of which shall be applied in accordance with Paragraph 7.4(a).  GENERAL and COMPANY shall cooperate in all respects in any such proceeding, and neither shall have the right to implement a decision adversely affecting any PATENT RIGHTS without the consent of the other, which consent shall not be unreasonably withheld or delayed.  COMPANY shall not enter into any settlement, consent judgment or other voluntary final disposition of any infringement action without the prior written consent of GENERAL, which consent shall not be unreasonably withheld or delayed.

7.7           If COMPANY or any of its AFFILIATES or SUBLICENSEES or any other person having the right to make, have made, offer for sale, sell, or import shall be alleged, by reason of its exercise of any PATENT RIGHTS exclusive to COMPANY in a specified field of use, to be infringing any intellectual property rights of another, COMPANY shall notify GENERAL thereof and shall have the right, but not the obligation, to control the defense of any proceeding based on such allegation; and GENERAL will cooperate in all respects with such defense.

7.8           If any provision of this Article 7 shall require the payment of interest, the amount of interest to be so paid shall be determined using the rate of interest calculated as described in Paragraph 5.10.

8.   INDEMNIFICATION

8.1           (a)           COMPANY shall indemnify, defend and hold harmless GENERAL and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

(b)           COMPANY’s indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of any Indemnitee.

(c)           COMPANY agrees, at its own expense, to provide attorneys reasonably acceptable to the GENERAL to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

(d)           This Paragraph 8.1 shall survive expiration or termination of this Agreement.

8.2           (a)           Beginning at such time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by COMPANY or by a licensee, affiliate or agent of COMPANY, COMPANY shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $**** per incident and $**** annual aggregate and naming the Indemnitees as additional insureds.  Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for COMPANY’s indemnification under Paragraph 8.1 of this Agreement.  If COMPANY elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the GENERAL and the Risk Management Foundation.  The minimum amounts of insurance coverage required under this Paragraph 8.2 shall not be construed to create a limit of COMPANY’s liability with respect to its indemnification under Paragraph 8.1 of this Agreement.

(b)           COMPANY shall provide GENERAL with written evidence of such insurance upon request of GENERAL.  COMPANY shall provide GENERAL with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

(c)           COMPANY shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any such product, process, or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by COMPANY or by a licensee, AFFILIATE or agent of COMPANY and (ii) a reasonable period after the period referred to in (c) (i) above, which in no event shall be less than fifteen (15) years.

(d)           This Paragraph 8.2 shall survive expiration or termination of this Agreement.

8.3           OTHER THAN WARRANTIES SET FORTH HEREIN, GENERAL MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO COMPANY HEREUNDER AND HEREBY DISCLAIMS THE SAME.

9.   TERMINATION

9.1           Unless otherwise terminated as provided for in this Agreement, the license to PATENT RIGHTS granted hereunder will continue on a country by country basis:

(i)           for one (1) year after the date COMPANY, its AFFILIATES, or SUBLICENSEES shall last sell any PRODUCT in such country, it being understood that GENERAL shall have the right to terminate such license upon written notice in any country if after the FIRST COMMERCIAL SALE of PRODUCT in such country there is a continuous one (1) year period in which no PRODUCT is sold in such country, provided such sale is not prevented by force majeure, government regulation or intervention, or institution of a law suit by any third party, or

(ii)           until the last to expire of any PATENT RIGHT, the claims of which but for this Agreement would be infringed by the manufacture, use or sale of any PRODUCT in the applicable country, whichever shall first occur.

9.2           If either party shall fail to perform any of its obligations under this Agreement except the due diligence milestones specified in Article 3 herein, the non defaulting party may give written notice of the default to the defaulting party.  Unless such default is corrected within thirty (30) days after such notice, the notifying party may terminate this Agreement and the license granted hereunder upon additional written notice, except that only one such thirty (30) day grace period shall be available in any twelve (12) month period with respect to a default of any particular provision hereunder, and thereafter notice of default of said provision shall constitute termination.

9.3           Notwithstanding the foregoing, (i) if COMPANY shall fail to renew, prior to its expiration, any insurance policy providing the coverages specified in Paragraph 8.2 that COMPANY shall have been required to maintain by the terms of this Agreement or (ii) if COMPANY shall fail to report the date of each new IND application, clinical trial phase entry, or NDA application within six (6) months after such date, GENERAL shall have the right to termination the licenses granted by this Agreement upon notice to COMPANY.

9.4           If COMPANY at any time shall desire to abandon any PATENT RIGHTS in any jurisdiction or in all jurisdictions, COMPANY shall so notify GENERAL in writing, specifying in such notice the rights to be abandoned and the jurisdictions in which such rights are to be abandoned.  On the sixtieth day after COMPANY’s having given such notice (a “Termination Date”), any grant of license hereunder in PATENT RIGHTS specified in such notice shall be terminated in such jurisdictions; and COMPANY shall have no responsibility, in such jurisdiction, for the payment of any Costs incurred after such Termination Date and no right to exercise such PATENT RIGHTS in such jurisdiction.

9.5           If any license granted to COMPANY under this Agreement is terminated, any sublicense under such license granted prior to termination of said license shall remain in full force and effect, provided that:

(i)           the SUBLICENSEE thereunder is not then in breach of such sublicense;

(ii)           the SUBLICENSEE thereunder agrees to be bound to GENERAL as the licensor under the terms and conditions of such sublicense, as modified by the provisions of this Paragraph 9.3;

(iii)           the SUBLICENSEE thereunder, at GENERAL’s written request, assumes in a signed writing the same obligations to GENERAL as those assumed by COMPANY under Articles 8 and 10;

(iv)           GENERAL shall have the right to receive any payments payable to COMPANY under such sublicense to the extent they are reasonably and equitably attributable to the right of SUBLICENSEE thereunder to use and exploit PATENT RIGHTS or TECHNOLOGICAL INFORMATION;

(v)           the SUBLICENSEE thereunder agrees to be bound by commercially reasonable due diligence obligations in the field and territory of such sublicense, provided that such obligations shall be consistent with those of COMPANY hereunder;

(vi)           GENERAL has the right to terminate such sublicense upon fifteen (15) days prior written notice to COMPANY and SUBLICENSEE thereunder in the event of any material breach of the obligation to make the payments described in clause (iv) of this Paragraph 9.3, unless such breach is cured prior to the expiration of such fifteen (15) day period, and shall further have the right to terminate such sublicense in the event of such SUBLICENSEE’s failure to meet its due diligence obligations pursuant to clause (v); and

(vii)           GENERAL shall not assume, and shall not be responsible to SUBLICENSEE thereunder for, any representations, warranties or obligations of COMPANY to such SUBLICENSEE, other than to permit such SUBLICENSEE to exercise any rights to PATENT RIGHTS and TECHNOLOGICAL INFORMATION that are granted under such sublicense consistent with the terms of this Agreement.

9.6           Upon termination of any license granted hereunder, COMPANY shall pay GENERAL all royalties due or accrued on (i) the sale of PRODUCT up to and including the date of termination and (ii) for twelve (12) months following the date of termination, the sale of PRODUCT manufactured prior to the termination date.

9.7           This section 9.7 shall apply only to CLINICAL TRIAL DATA for PRODUCTS no longer in development by COMPANY and/or for PATENT RIGHTS that are abandoned or terminated, as follows:

If COMPANY shall:  (i) fail to meet its due diligence obligations in accordance with Article 3.1 and 3.4,  (ii)  fail to make any payment required to be made by COMPANY under Articles 4.1, 5.4, 5.5 and 5.6; or  (iii)  if the AGREEMENT is terminated, in whole or in part under the provisions of Article 9  relating to termination, then and in each such case, COMPANY shall have no further right, title, and/or interest in or to the CLINICAL TRIAL DATA collected through the date of termination, and all such CLINICAL TRIAL DATA shall inure to the sole ownership and benefit of GENERAL. GENERAL shall thereupon exercise commercially reasonable efforts to license the PATENT RIGHTS together with the CLINICAL TRIAL DATA to a new licensee.   GENERAL shall further submit the CLINICAL TRIAL DATA for purposes of valuation to the Silicon Valley Financial Group at 535 5th Avenue, 27th Floor, New York, NY 10017 or to a similar financial institution reasonably acceptable to COMPANY.  Such institution shall determine the market value, if any, of the CLINICAL TRIAL DATA, which value shall be applied as a credit toward the outstanding sums owed by COMPANY to GENERAL.  Any sums remaining after all debts to GENERAL are fully paid shall be remitted to COMPANY. Any costs or expenses incurred in connection with the valuation of the CLINICAL TRIAL DATA shall be borne by COMPANY.

10.   MISCELLANEOUS

10.1           This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof.  All License Agreements, and any amendments thereto, between GENERAL and COMPANY relating to the patents and patent applications listed in Schedule A are hereby terminated without any liability on the part of either GENERAL or COMPANY (any liability set forth herein relating to such License Agreements and amendments shall be deemed to be liabilities arising under this Agreement).

10.2           In order to facilitate implementation of this Agreement, GENERAL and COMPANY are designating the following individuals to act on their behalf with respect to this Agreement for the matter indicated below:

(i)           with respect to all royalty payments, any correspondence pertaining to any PATENT RIGHT, or any notice of the use of GENERAL’s name, for GENERAL, the Director, Corporate Sponsored Research and Licensing , and for COMPANY, the President; provided that correspondence relating to the billing of patent costs shall be copied to, for GENERAL, the Business Manager, Corporate Sponsored Research and Licensing; and for COMPANY, the President; and

(ii)           any amendment of or waiver under this Agreement, any written notice including progress reports or other communication pertaining to the Agreement:  for GENERAL, the Director, Corporate Sponsored Research and Licensing; and for COMPANY, the President.

The above designations may be superseded from time to time by alternative designations made by:  for GENERAL, the President or the Senior Vice President for Research and Technology Affairs; and for COMPANY, the President.

10.3           This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same.  No waiver by either party of any condition shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

10.4           This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

10.5           Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party obligated to perform, including but not limited to:  Acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellions; terrorism; sabotage; and accidents.  Any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

10.6           Neither party shall use the name of the other party or of any staff member, officer, employee or student of the other party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used.  For GENERAL, such approval shall be obtained from GENERAL’s Chief Public Affairs Officer.  Notwithstanding the foregoing, GENERAL approves the disclosure of this Agreement for the purposes of any private placement or other offering of COMPANY’S securities.

10.7           This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

10.8           This Agreement shall not be assignable by GENERAL without COMPANY’s written consent except for the right to receive royalties or other payments payable herein.

10.9           If any provision of this Agreement is or shall become invalid, is ruled illegal by any court of competent jurisdiction or is deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be effected thereby.  It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

GENERAL and COMPANY have duly executed this Agreement under seal as of the date first shown above written.

FLUOROPHARMA, INC.: BY: /s/ LT Kundakovic NAME: LT Kundakovic TITLE: President DATE: 4/27/09	THE GENERAL HOSPITAL CORPORATION: BY: /s/ F. Toneguzzo NAME: F. Toneguzzo TITLE: Exec. Director DATE: 4/27/09

Schedule  A

Nucleic Acid Patents

MGH No.	Patent Title	Patent Status	Country	Filing Type	Serial Number	Patent Number
968.02	Tumor Imaging Agents, Methods and Kits	Issued	US	CIP	08/846,999	6,187,286B1
968.03	Cardiovascular and Thrombus Imaging Agents, Methods and Kits	Issued	US	CIP	09/068,178	6,299,857
968.06	Cardiovascular and Thrombus Imaging Agents, Methods and Kits	Pending	AU	PCT	22405/97
968.08	Cardiovascular and Thrombus Imaging Agents, Methods and Kits	Issued	EP	PCT	96946135.9	869820
968.09	Cardiovascular and Thrombus Imaging Agents, Methods and Kits	Issued	JP	PCT	Hei 9-524543	4,021,486
968.10	Cardiovascular and Thrombus Imaging Agents, Methods and Kits	Issued	MX	PCT	9805238	234997
968.11	Radionucleotide Associated with Nucleotide Polyphosphate as Tumor Imaging Agents	Issued	EP	PCT	98918880	975373
968.13	Radionucleotide Associated with Nucleotide Polyphosphate as Tumor Imaging Agents	Allowed	CA	PCT	2,287,838
968.14	Radionucleotide Associated with Nucleotide Polyphosphate as Tumor Imaging Agents	Issued	AU	PCT	71718/98	751889
968.15	Radionucleotide Associated with Nucleotide Polyphosphate as Tumor Imaging Agents	Issued	MX	PCT	9910058	228313
968.16	Tumor Imaging Agents, Methods and Kits	Pending	AU	DIV	14956/01
968.17	Tumor Imaging Agents, Methods and Kits	Issued	FR	PCT	98918880.0FR	975373
968.18	Tumor Imaging Agents, Methods and Kits	Issued	DE	PCT	98918880.0DE	975373
968.19	Tumor Imaging Agents, Methods and Kits	Issued	CH	PCT	98918880.0CH	975373
968.20	Tumor Imaging Agents, Methods and Kits	Issued	GB	PCT	98918880.0GB	975373
968.21	Tumor Imaging Agents, Methods and Kits	Issued	FR	PCT	96946135.9FR	869820
968.22	Tumor Imaging Agents, Methods and Kits	Issued	DE	PCT	96946135.9	689820
968.23	Tumor Imaging Agents, Methods and Kits	Issued	CH	PCT	96946135.9CH	869820
968.24	Tumor Imaging Agents, Methods and Kits	Issued	GB	PCT	96946135.9GB	869820
968.25	Cardiovascular and Thrombus Imaging Agents, Methods and Kits	Pending	JP	DIV	2007-180475
968.26	Radionuclide Associated with Nucleotide Polyphosphate as Tumor Imaging Agents	Pending	JP	DIV	2007-179274

Inflammation Patents

MGH No.	Patent Title	Patent Status	Country	Filing Type	Serial Number	Patent Number
1261.01	Cardiovascular & Thrombus Imaging Agents, Methods and Kits Cardiovascular & Thrombus Imaging Agents, Methods and Kits +/-	Abandoned	US		08/925,213
1261.02	Imaging Agents for Early Detection and Monitoring of Cardiovascular Plaque Imaging Agents for Early Detection and Monitoring of Cardiovascular Plaque +/-	Pending	WO	PCT	PCT/US98/18685
1261.03	Imaging Agents for Early Detection and Monitoring of Cardiovascular Plaque	Pending	EP	PCT	98945939.1
1261.04	Imaging Agents for Early Detection and Monitoring of Cardiovascular Plaque	Pending	CA	PCT	2,302,837
1261.05	Imaging Agents for Early Detection and Monitoring of Cardiovascular Plaque	Abandoned	AU	PCT	93074/98
1261.06	Imaging Agents for Early Detection and Monitoring of Cardiovascular Plaque	Pending	MX	PCT	PA/a/2000/002376
1261.07	Imaging Agents for Early Detection and Monitoring of Cardiovascular Plaque	Issued	US	CIP	09/530,818	7,060,251
1261.09	Imaging Agents for Early Detection and Monitoring of Cardiovascular Plaques	Issued	US	DIV	11/286,930	7,438,891
1261.10	Imaging Agents for Early Detection and Monitoring of Cardiovascular Plaque	Allowed	AU	DIV	2006202564
1261.11	Imaging Agents for Early Detection and Monitoring of Cardiovascular Plaque	Pending	US	CONT	12/210,760	US 7,432,891 B2

Imaging Patents

MGH No.	Patent Title	Patent Status	Country	FilingType	Serial Number.	Patent Number
2390.02	Catalytic Radiofluorination	Pending	US	UTIL	11/065,345
2390.04	Catalytic Radiofluorination	Pending	CN	PCT	2.0058E+11
2390.05	Catalytic Radiofluorination	Pending	JP	PCT	2007-500961
2390.06	Catalytic Radiofluorination	Pending	AU	PCT	2005216949
2390.07	Catalytic Radiofluorination	Pending	CA	PCT	2,552,356
2390.08	Catalytic Radiofluorination	Pending	MX	PCT	06/09634
2390.09	Catalytic Radiofluorination	Pending	EP	PCT	5714006.3

Fatty Acid Patents

MGH No.	Patent Title	Patent Status	Country	FilingType	Serial Number	Patent Number
2155.02	Method for monitoring blood flow and metabolic uptake in tissue with radiolabeled alkanoic acid	Allowed	US	UTIL	10/827,054
2155.04	Method for monitoring blood flow and metabolic uptake in tissue with radiolabeled alkanoic acid	Pending	JP	PCT	2006-513138
2155.05	Method for monitoring blood flow and metabolic uptake in tissue with radiolabeled alkanoic acid	Pending	AU	PCT	2004232297
2155.06	Method for monitoring blood flow and metabolic uptake in tissue with radiolabeled alkanoic acid	Issued	MX	PCT	2005-011189	260698
2155.07	Method for monitoring blood flow and metabolic uptake in tissue with radiolabeled alkanoic acid	Pending	CA	PCT	2,522,737
2155.08	Method for monitoring blood flow and metabolic uptake in tissue with radiolabeled alkanoic acid	Issued	EP	PCT	4760019.2	1622602
2155.09	Method for monitoring blood flow and metabolic uptake in tissue with radiolabeled alkanoic acid	Pending	HK	PCT	6105481.9
2155.11	Method for Monitoring Blood Flow and Metabolic Uptake in Tissue with Radiolabeled Alkanoic Acid	Pending	US	DIV	11/973,810
2155.12	Method for monitoring blood flow and metabolic uptake in tissue with radiolabeled alkanoic acid	Pending	US	DIV	11/973,922	US-2008-0213173-A1
2155.13	Method for monitoring blood flow and metabolic uptake in tissue with radiolabeled alkanoic acid	Pending	US	DIV	11/973,921
2155.14	Method for monitoring blood flow and metabolic uptake in tissue with radiolabeled alkanoic acid	Pending	US	DIV	11/974,139
2155.15	Method for monitoring blood flow and metabolic uptake in tissue with radiolabeled alkanoic acid	Pending	US	DIV	11/973,925
2155.16	Method for monitoring blood flow and metabolic uptake in tissue with radiolabeled alkanoic acid	Pending	US	DIV	11/973,926
2155.17	Method for Monitoring Blood Flow and Metabolic Uptake in Tissue with Radiolabeled Alkanoic Acid	Issued	DE	PCT	4760019.2	60 2004 015 970.0-08
2155.18	Method for Monitoring Blood Flow and Metabolic Uptake in Tissue with Radiolabeled Alkanoic Acid	Issued	FR	PCT	4760019.2	1622602
2155.19	Method for Monitoring Blood flow and Metabolic Uptake in Tissue with Radiolabeled Alkanoic Ccid	Issued	CH	PCT	4760019.2	1622602
2155.20	Method for Monitoring Blood Flow and Metabolic Uptake in Tissue with Radiolabeled Alkanoic Acid	Issued	GB	PCT	4760019.2	1622602
2155.21	Method for Monitoring Blood Flow and Metabolic Uptake in Tissue With Radiolabeled Alkanoic Acid	Pending	US	CONT	12/391.250

FOUNDED BY BRIGHAM AND WOMEN’S HOSPITAL AND MASSACHUSETTS GENERAL HOSPITAL

Nancy Lugn
Associate Director, Research & Licensing
Direct Tel: (617) 954-9352
Fax: (617) 954-9361
Email: nlugn@partners.org

June 21, 2011

Mr. Thijs Spoor
Chief Executive Officer FluoroPharma
500 Boylston Street, Suite 1600
Boston, MA 02116

Re:
Restated and Amended Agreement (Agreement No. A202234) effective as of April 27, 2009 between the General Hospital Corporation, a not-for-profit corporation doing business as Massachusetts General Hospital, having a place of business at Fruit Street, Boston, MA 02114 (the "GENERAL") and FLUOROPHARMA,  INC., a Delaware corporation having an office at 500 Boylston Street, Suite 1600, Boston, MA 02139 ("COMPANY")  (the  "AGREEMENT").

Dear Mr. Spoor:

The GENERAL hereby confirms that as of the date of this letter, the AGREEMENT referenced above is in full force and effect.  In reference to Section 3.1 (ii) of the AGREEMENT, the GENERAL has extended the Due Diligence Obligation of a $2,000,000 capital raised by COMPANY from twelve (12) months to twenty-six (26) months from the Effective Date.  In reference to Section 3.1 (iii) of the AGREEMENT, the GENERAL has extended the Due Diligence Obligation for COMPANY entering into Phase II clinical trials with the FDA from 18 months to thirty-two (32) months from the Effective Date.

The GENERAL hereby acknowledges that COMPANY intends to provide a copy of this letter, as executed by the GENERAL, to the U.S. Securities and Exchange Commission, and the GENERAL hereby consents to such disclosure.

Sincerely,

/s/ Nancy Lugn, JD, MBA
Nancy Lugn, JD, MBA
Associate Director
Research, Ventures & Licensing

AMENDMENT NO. 2
TO THE
EXCLUSIVE LICENSE AGREEMENT

This Amendment No. 2 (this "Amendment No. 2"} to that certain Exclusive license Agreement (the "license") between FluoroPharma Inc. ("COMPANY") and The General Hospital Corporation, d/b/a  Massachusetts General  Hospital ("GENER AL") collectively the "Parties", dated as of April 27, 2009 ("Effective Date"), as further amended  by  an  amendment  no.  1, dated June 21, 2011, shall be effective as of October 31, 2011. For clarity, Amendment No. 2 shall amend each of the agreement and its subsequent amendment, so taken together, all three writings shall constitute the agreement of the Parties. Capitalized terms used but not otherwise defined in this Amendment No. 2 shall have the meanings specified in the Agreement.

WITNESSETH

WHEREAS, pursuant to Section 10.3 of the Agreement, the Agreement may be so amended with the written consent of Company and GENERAL; and

WHEREAS, the Parties desire to amend the license field, due diligence obligations, royalty and other payments of the license, the Parties hereby agree to the following:

1.	The entirety of Section 1.10 shall be deleted and replaced with the following:

1.10 The term “LICENSE FIELD” shall mean all diagnosis of diseases in humans or animals, and shall exclude therapeutic treatment or prevention, or any other field not specifically set forth herein.

2. Section 1.18 shall be deleted and replaced with “Intentionally omitted”.

3. Section 2.5 shall be added:

2.5 Non Assertion Covenant. Genera’s grant of Patent Right to Company and each Affiliate in Section 2.1of the License is limited to its intended License Field.  Company shall not assert its Patent Right outside of the License Field.

4. The entirety of Section 3.1 (iii) - (xii) shall be deleted and replaced with the following:

(iii) Within 42 months after the Effective Date, COMPANY shall have initiated two Phase II clinical trials with the FDA for development of two PRODUCTS within any PRODUCT CLASS and shall have filed at least one IND for PRODUCTS that together with the Phase II trials include at least two different PRODUCT CLASSES;

(iv) Within 60 months after the Effective Date, COMPANY shall have initiated one Phase Ill clinical trial with the FDA for development of one PRODUCT within any PRODUCT CLASS; and shall have initiated at least two Phase II clinical trials for PRODUCTS that together include at least two different PRODUCT CLASSES;

(v) Within 66 months after the Effective Date, COMPANY shall have initiated a phase II clinical trial in at least three different PRODUCT CLASSES.

(vi) Within 72 months after the Effective Date, COMPANY shall have initiated at least two Phase Ill clinical trials with the FDA including PRODUCTS that together include at least two different PRODUCT CLASSES; and completed at least one Phase II clinical trial for PRODUCTS that together include at least two different PRODUCT CLASSES;

(vii) Within 90 months after the Effective Date, COMPANY shall have completed at least one Phase Ill clinical trial for a PRODUCT within any PRODUCT CLASS;

(viii) Within 96 months after the Effective Date, COMPANY shall have completed at least two Phase Ill clinical trials with the FDA that shall together include PRODUCTS that are in at least two different PRODUCT CLASSES;

(ix) Within 100 months after the Effective Date, COMPANY shall have filed at least one NOA with the FDA (or equivalent filing to allow market entry) for approval to market and distribute one PRODUCT in the PRODUCT CLASSES.

(x) Within 114 months after the Effective Date, COMPANY shall have filed at least two NDAs with the FDA (or equivalent filing to allow market entry) for approval to market and distribute two PRODUCTS that shall together include PRODUCTS that are in at least two different PRODUCT CLASSES.

4. Section 5.1 shall be deleted in its entirety and replaced with the following:

5.1 Beginning with the FIRST COMMERCIAL SALE of any PRODUCT and subject to the other provisions of this Article 5, COMPANY shall pay GENERAL royalties for each PRODUCT sold by COMPANY or its AFFILIATES or SUBLICENSEES as follows:

(i) **** percent (****%) of the NET SALES PRICE of each DIAGNOSTIC PRODUCT; and

(ii) during each of the ten (10) years next following the FIRST COMMERCIAL SALE anywhere in the world by COMPANY, its AFFILIATES or SUBLICENSEES, **** percent (****%) of the NET SALES PRICE of each PRODUCT on which no royalty is payable under clause (i) or (ii) above.

5. Section 5.5 (iii) shall be deleted in its entirety and replaced with the following:

**** Dollars ($****) upon the satisfactory completion of first Phase Ill clinical trial in each Product Class (a satisfactory completion being such trial having met the pre-defined primary end points of the trial), no such payment being required with respect to any such trial not satisfactorily completed; and One Hundred Twenty-Five Thousand Dollars ($125,000) upon the initiation of the first Phase Ill clinical trial in each Product Class.

All other provisions of the License shall remain unchanged.

IN WITNESS WHEREOF, GENERAL and COMPANY hereto have duly executed this AMENDMENT No. 2.

FLUOROPHARMA INC. By: /s/ Thijs Spoor Title: President, CEO Date: 10/31/2011 Thijs Spoor President, CEO FluoroPharma Medical	THE GENERAL HOSPITAL CORPORATION By: /s/ Rebecca Menapace Title: Director, Research & Licensing Date: 10/26/2011 Rebecca Menapace Director, Research & Licensing Research Ventures & Licensing